                                                                    EXHIBIT 99.1
[NOBLE INTERNATIONAL, LTD LOGO]

                   NOBLE INTERNATIONAL ANNOUNCES THIRD QUARTER
                       EARNINGS OF $0.30 PER DILUTED SHARE

WARREN, MI -- (OCTOBER 20, 2004) Noble International, Ltd. ("Noble" or the "Company") (NASDAQ: NOBL) reported earnings of $0.30 per diluted share for the third quarter ended September 30, 2004. For the first nine months of 2004, Noble posted earnings from continuing operations of $1.05 per diluted share. For the third quarter and first nine months of 2003, Noble reported diluted EPS from continuing operations of $0.32 and $0.85, respectively. Noble's third quarter 2004 diluted EPS from continuing operations includes an increase in its diluted share count of 1.6 million shares, an increase of 18% from the third quarter of 2003.

THIRD QUARTER RESULTS

Revenue for the third quarter rose to $75.1 million from $48.0 million in the third quarter of 2003. Gross margin increased to $7.8 million in the most recent quarter, up from $6.7 million in 2003. On a percentage basis, gross margin in the third quarter was 10.4% of sales versus 13.9% in the year-ago third quarter. The decline in the gross margin percentage was primarily due to higher steel content accounting for a larger percentage of total revenue, extended annual production shutdowns during July and generally lower vehicle production in September 2004 relative to the third quarter of 2003. Selling, general and administrative (SGA) expense in the third quarter of 2004 increased to $3.5 million from $2.8 million, declining as a percentage of sales to 4.7% from 5.8% a year ago.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the third quarter of 2004 totaled $6.6 million compared to $6.3 million a year ago. Other Income for the third quarter of 2004 included non-recurring charges of $0.3 million while in third quarter of 2003, Noble posted non-recurring income of $0.5 million.

Pre-tax earnings from continuing operations for the third quarter of 2004 totaled $5.7 million, including a non-cash gain of $2.0 million on the change in value of the convertible option derivative liability (net of debt discount amortization of $0.3 million related to the Company's 4% Convertible Notes issued 2004), up 50% from $3.8 million in the year-ago third quarter.

Income tax expense for the most recent quarter was $0.9 million versus $1.1 million in last year's third quarter. The tax rate for the third quarter of 2004 was 15% versus 29% due in large part to the non-cash, non tax-effected gain on the derivative liability and related debt discount amortization. Net income from continuing operations for the quarter ended September 30, 2004 was $4.9 million versus $2.7 million from continuing operations in the third quarter of 2003.

The Company's basic weighted average common share count for the third quarter of 2004 increased to 9.2 million shares from 7.8 million shares in the year-ago third quarter due primarily to the conversion of the 6% Convertible Subordinated Debentures (issued 1998) into approximately 1.1 million shares of common stock. The diluted share count for the third quarter of 2004 includes approximately 1.3 million shares from the Company's 4% Convertible Notes issued March 26, 2004.

NINE-MONTH RESULTS

Revenue in the first nine months of 2004 climbed to $244.1 million from $127.7 million in the same period of 2003. Gross margin for the first nine months of 2004 increased to $27.7 million from $19.3 million a year ago. Gross margin as a percentage of sales was 11.4% for the first nine months of 2004 compared to 15.1% in 2003. The decline in the gross margin percentage was primarily due to steel content accounting for a greater proportion of revenue in 2004 compared to 2003. SGA expense was $11.4 million for the first nine months of 2004, up from $8.4 million a year ago, but down as a percentage of sales to

4.7% from 6.6% in the first nine months of 2003.

EBITDA for the first nine months of 2004 was $24.0 million versus $17.1 million a year ago. Pre-tax income from continuing operations totaled $16.9 million versus $10.4 million in the first nine months of 2003, an increase of 62%. Pre-tax income for the first nine months of 2004 included a non-cash gain of $2.3 million on the change in value of the derivative liability (net of related debt discount amortization of $0.6 million). Net income from continuing operations was $12.3 million for the first nine months of this year versus $7.1 million in the same period of 2003.

MANAGEMENT COMMENTARY

Noble's President and Chief Executive Officer, Christopher L. Morin, stated regarding the quarter, "Our results for the third quarter of 2004 were very good and reflected our team's solid execution in an operating environment that was generally more difficult than the third quarter of 2003. In September 2004, some of our customers lowered production of certain vehicles to reduce inventory levels, resulting in North American production falling 4.5% for the month compared to September 2003. These production cuts disrupted build schedules and presented an operating challenge to our team. I am pleased that our team successfully met the challenges presented in the third quarter and am confident in our ability to meet these challenges in the future."

Jay J. Hansen, Noble's Chief Financial Officer, commented on the Company's financial performance during the quarter, stating, "Our financial performance for the third quarter was in line with our expectations despite lower North American automotive production than we previously estimated. The third quarter also presented a difficult year-over-year comparison due to other factors including a higher diluted share count and non-recurring items."

2004 FINANCIAL GUIDANCE

Management reiterates its 2004 earnings guidance of $1.38 to $1.42 per diluted share, excluding the impact of the SFAS 133 derivative liability valuation, despite a drop in estimated North American light vehicle production of approximately 300,000 units to 15.9 million compared to our previous forecasts.

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss third quarter results at 10 AM EDT, October 21, 2004. The dial-in number is 800-821-1449 or 973-409-9256. If you are unable to participate in the conference call, you may listen to a digital replay of the conference call through October 28, 2004 by dialing 877-519-4471 or 973-341-3080. The password for the replay is 5283489.


IMPACT OF SFAS 133 ON REPORTED RESULTS

Management's financial guidance for 2004 and beyond is subject to the impact of Statement of Financial Accounting Standards ("SFAS") 133 and related interpretations. Our projected net income and earnings per share for the full year of 2004 are unavailable due to our inability to forecast the impact of SFAS 133 on the conversion option derivative liability included in our recent issuance of $40 million Convertible Notes. Management is providing this earnings estimate subject to the stated adjustments because they are the performance measures most comparable to net income that we can forecast reliably. We are unable to accurately forecast the future changes in the fair value of the conversion option because it is based on factors outside of the Company's control. For a reconciliation of earnings per share excluding the effects of SFAS 133 to net income from continuing operations, see the attached financial information and supplemental data.

USE OF EBITDA AS A FINANCIAL MEASURE


In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this news release, the Company has provided information regarding "EBITDA" (a non-GAAP financial measure). EBITDA, as adjusted, represents earnings from continuing operations before income tax, plus interest expense, depreciation, amortization and adjustments related to the impact of SFAS 133.

EBITDA is not presented as and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company's ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.


Management believes that EBITDA is useful to both management and investors in their analysis of the Company's ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.


SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company's goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble's public filings with the Securities and Exchange Commission. NOBLE DOES NOT INTEND OR UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow
Noble International, Ltd.
(586) 751-5600

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, in thousands, except share and per share data)


                                                                          THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                             SEPTEMBER 30                     SEPTEMBER 30
                                                                         2003             2004            2003           2004
                                                                     ------------    ------------    ------------    ------------
Net sales                                                            $     48,041    $     75,101    $    127,702    $    244,097
Cost of sales                                                              41,358          67,324         108,446         216,381
                                                                     ------------    ------------    ------------    ------------
    Gross margin                                                            6,683           7,777          19,256          27,716
Selling, general and administrative expenses                                2,785           3,520           8,423          11,412
                                                                     ------------    ------------    ------------    ------------
    Operating profit                                                        3,898           4,257          10,833          16,304
Interest income                                                               140              99             504             262
Interest expense                                                             (740)           (787)         (1,737)         (2,794)
Gain on value of convertible option derivative liability                       --           2,323              --           2,918
Other, net                                                                    516            (172)            786             171
                                                                     ------------    ------------    ------------    ------------
    Earnings from continuing operations before income taxes                 3,814           5,720          10,386          16,861
Income tax expense                                                          1,099             859           3,324           4,552
                                                                     ------------    ------------    ------------    ------------
    Earnings on common shares from continuing operations                    2,715           4,861           7,062          12,309
Discontinued operations:
Gain (loss) from discontinued operations                                       79              --            (913)           (121)
Gain (loss) on sale of discontinued operations                                 --              --            (677)            121
                                                                     ------------    ------------    ------------    ------------
    Net earnings on common shares                                    $      2,794    $      4,861    $      5,472    $     12,309
                                                                     ============    ============    ============    ============

BASIC EARNINGS (LOSS) PER COMMON SHARE:
    Earnings per share from continuing operations                    $       0.35    $       0.52    $       0.91    $       1.25
    Gain (loss) from discontinued operations                                 0.01              --           (0.12)          (0.01)
    Gain (loss) on sale of discontinued operations                             --              --           (0.09)           0.01
                                                                     ------------    ------------    ------------    ------------
    Basic earnings per common share                                  $       0.36    $       0.52    $       0.71    $       1.25
                                                                     ============    ============    ============    ============

DILUTED EARNINGS (LOSS) PER COMMON SHARE
    Earnings per share from continuing operations                    $       0.32    $       0.30    $       0.85    $       1.05
    Gain (loss) from discontinued operations                                 0.01              --           (0.10)          (0.01)
    Gain (loss) on sale of discontinued operations                             --              --           (0.08)           0.01
                                                                     ------------    ------------    ------------    ------------
    Diluted earnings per common share                                $       0.33    $       0.30    $       0.67    $       1.05
                                                                     ------------    ------------    ------------    ------------
    Dividends declared and paid                                      $       0.08    $       0.10    $       0.24    $       0.30
                                                                     ============    ============    ============    ============

Basic weighted average common shares outstanding                        7,779,872       9,240,779       7,744,315       9,095,003
Diluted weighted average common shares outstanding                      9,056,065      10,649,086       8,963,453      10,267,813

EBITDA FROM CONTINUING OPERATIONS:
    Earnings on common shares from continuing operations             $      2,715    $      4,861    $      7,062    $     12,309
    Income tax expense                                                      1,099             859           3,324           4,552
    Depreciation                                                            1,649           2,339           4,842           7,041
    Amortization                                                               50             102             150             257
    Gain on value of convertible option derivative liability                   --          (2,323)             --          (2,918)
    Interest expense                                                          740             787           1,737           2,794
                                                                     ------------    ------------    ------------    ------------
    EBITDA from continuing operations                                $      6,253    $      6,625    $     17,115    $     24,035
                                                                     ------------    ------------    ------------    ------------

EARNINGS ON COMMON SHARES FROM CONTINUING OPERATIONS PRIOR
 TO SFAS 133 IMPACT:
    Earnings on common shares from continuing operations             $      2,715    $      4,861    $      7,062    $     12,309
    Amortization of debt discount                                              --             295              --             590
    Gain on value of convertible option derivative liability                   --          (2,323)             --          (2,918)
                                                                     ------------    ------------    ------------    ------------
    Earnings on common shares from continuing operations prior
     to SFAS 133 Impact                                              $      2,715    $      2,833    $      7,062    $      9,981
                                                                     ------------    ------------    ------------    ------------

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                       UNAUDITED
                                                                       DECEMBER 31    SEPTEMBER 30
                                                                          2003           2004
                                                                      ------------    ------------
ASSETS
Current Assets:
   Cash and cash equivalents                                            $    715        $  3,932
   Accounts receivable, trade, net                                        34,030          64,742
   Inventories                                                            14,543          20,259
   Other current assets                                                   11,628           2,813
                                                                        --------        --------
Total Current Assets                                                      60,916          91,746
Property, Plant & Equipment, net                                          47,119          50,853
Other Assets:
   Goodwill                                                               11,839          20,200
   Other intangible assets, net                                              183           2,003
   Other assets, net                                                      12,890          12,885
                                                                        --------        --------
Total Other Assets                                                        24,912          35,088
Assets Held for Sale                                                      10,036           3,760
                                                                        --------        --------
TOTAL ASSETS                                                            $142,983        $181,447
                                                                        ========        ========

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                     $ 29,517        $ 56,354
   Accrued liabilities                                                     4,967           4,510
   Current maturities of long-term debt                                    9,999             440
   Conversion option derivative liability                                    -               627
   Other current liabilities                                                  54           3,740
                                                                        --------        --------
Total Current Liabilities                                                 44,537          65,671

Long-Term Liabilities:
   Deferred income taxes                                                   3,860           3,864
   Convertible subordinated debentures, net of discount                    7,026          37,046
   Long-term debt, excluding current maturities, net of discount          35,974               5
                                                                        --------        --------
Total Long-Term Liabilities                                               46,860          40,915
Liabilities Held for Sale                                                    775             -
STOCKHOLDERS' EQUITY
   Common stock                                                                9               9
   Additional paid-in capital                                             38,161          51,908
   Retained earnings                                                      12,490          22,061
   Accumulated comprehensive income, net                                     151             883
                                                                        --------        --------
TOTAL STOCKHOLDERS' EQUITY                                                50,811          74,861
                                                                        --------        --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                $142,983        $181,447
                                                                        ========        ========